Exhibit 5

April 22, 2014

Board of Directors

ECM Energy Services, Inc.

17015 North Scottsdale Road

Suite 210

Scottsdale, Arizona 85255

Re:	Registration Statement on Form S-1 (File No. 333-194897)

We have acted as counsel to ECM Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s above-referenced registration statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 28, 2014. The Registration Statement relates to the proposed offer and sale by the Company of: (i) up to 2,875,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Company common stock”), including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company; (ii) a warrant to purchase up to an aggregate of 230,000 shares of Company common stock (the “Underwriters’ Warrant Shares”) issuable to the underwriters in the offering referred to above (the “Underwriters’ Warrants”); and (iii) the Underwriters’ Warrant Shares (the “Shares”, the “Underwriters’ Warrants” and the “Underwriters’ Warrant Shares” are collectively referred to as the “Securities”). The Shares and the Underwriters’ Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (“Underwriting Agreement”).

In connection with this opinion letter, we have examined the Underwriting Agreement, the Registration Statement, including the exhibits thereto, the form of Underwriters’ Warrant, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the legal capacity of all natural persons. With regard to the Underwriters’ Warrant Shares, we have assumed that at the time of issuance or sale, a sufficient number of shares of Company common stock are authorized and available for issuance. As to questions of fact material to this opinion, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons. We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that, when any applicable state securities or Blue Sky laws have been complied with:

(i) the Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold have been approved by or on behalf of the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable;

(ii) the Underwriters’ Warrant Shares, when issued and sold in accordance with the Underwriters’ Warrant, will be duly authorized, validly issued, fully paid and nonassessable; and

(iii) the Underwriters’ Warrants have been duly authorized by the Board of Directors of the Company, and when issued and sold in accordance with the Registration Statement and the Prospectus, will be valid and binding obligations of the Company in accordance with their respective terms.

The opinions set forth above are subject to the following qualifications:

A. The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Underwriters’ Warrants are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect, and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity)

B. The foregoing opinions are limited to the laws of the State of New York and the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is effective.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Ralph De Martino

Ralph De Martino